As filed with the Securities and Exchange Commission on September 25, 2020

Registration No. 333-240331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 3

to

FORM F-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

The9 Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	17 Floor, No. 130 Wu Song Road Hong Kou District, Shanghai 200080 People’s Republic of China Tel Number: +86 (21) 6108-6080
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Haiping Li., Esp. Skadden, Arps, Slate, Meagher & Flom LLP 46/F, Tower II, JingAn Kerry Centre 1539 Nanjing West Road Shanghai, People’s Republic of China	Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154

Approximate date of commencement of proposed sale to the public:  From time to time on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Class A ordinary shares, par value US$0.01 per share	$10,000,000	$1,298
Warrants to purchase American depositary shares(4)	—	—
Class A ordinary shares, par value US$0.01 per share, underlying the American depositary shares issuable upon exercise of Warrants(5)	$10,000,000	$1,298
Representative’s warrants to purchase American depositary shares(4)	—	—
Class A ordinary shares, par value US$0.01 per share, underlying the American depositary shares issuable upon exercise of representative’s warrants(6)	$550,000	$71.39
Total	$20,550,000	$2,667.39(7)

(1)	American depositary shares issuable upon deposit of Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-156635). Each American depositary share represents three Class A ordinary shares.
(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(3)	Includes Class A ordinary shares that are issuable upon the exercise of the underwriter’s over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.
(4)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants registered hereby.
(5)	Based on a per share exercise price for the Warrants of not less than 100% of the public offering price per ADS and Warrant in this offering.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The representative’s warrants are exercisable at a per share exercise price equal to 110% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is equal to 110% of US$500,000 (which is equal to 5% of $10,000,000).
(7)	Pursuant to Rule 457(p) under the Securities Act of 1933, the Registrant previously paid the US$2,667.39 registration fee required in connection with this filing by offsetting the registration fee against the US$6,060 registration fees previously paid by the Registrant in connection with unsold securities registered under the Registration Statement on Form F-1 of The9 Limited (File No. 333-232300) filed with the Securities and Exchange Commission on June 24, 2019.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement, filed on September 23, 2020.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Second Amended and Restated Memorandum and Articles of Association provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Sale or Issuance	Number of Securities		Consideration
Ordinary Shares
Red Ace Limited	January 26, 2018	3,571,429	(1)	US$3,357,143
Leading Choice Holding Limited	August 31, 2018	21,000,000	(1)	US$8,750,000
Plutux Labs Limited	September 3, 2018	21,000,000	(1)	US$10,710,000
Huge Profit Atlantic Inc.	September 4, 2018	1,200,000		Past services to use
Jun Zhu	September 4, 2018	15,000,000	(2)(3)	Past and future services to us
Certain directors, officers and consultant as a group	September 4, 2018	15,000,000	(1)(3)	Past and future services to us
Class A Ordinary Shares
ABMP Consultants Limited	May 24, 2019	300,000		Past services to us
Comtec Renewable Energy Group Limited	June 12, 2019	3,444,882		US$1,504,265
Iliad Research and Trading, L.P.	February 3, 2020	3,300,000		US$500,000(4)
Splendid Day Limited	June 12, 2020	32,400,000		Settlement of Convertible Notes of US$7.6 million
Certain directors, officers and consultant as a group	June 17, 2020	29,100,000		Past and future services to us
Options
Certain employees and consultants as a group	January 24, 2018	Options to purchase 50,000 Class A ordinary shares, which are outstanding as of the date of this prospectus		Past and future services to us
Convertible Note
Iliad Research and Trading, L.P.	February 3, 2020	Principal amount of US$500,000		US$500,000(4)

(1)       Re-designated as same number of Class A ordinary shares of our company in May 2019.

(2)       Re-designated as same number of class B ordinary shares of our company in May 2019.

(3)       Among which, 7,500,000 ordinary shares were forfeited and cancelled in January 2019.

(4)       US$500,000 represents aggregate consideration for (i) a one-year convertible note in a principal amount of US$500,000, (ii) 70,000 ADSs, and (iii) 3,300,000 Class A ordinary shares, issued to Iliad Research and Trading, L.P.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

The9 Limited

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement

3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant as currently in effect (incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

4.1	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 2.2 to the Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

4.3	Form of Amended and Restated Deposit Agreement among The Registrant, The Bank of New York Mellon, as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 1 to our Post-Effective Amendment No. 3 to the Registration Statement on Form F-6 (file no. 333-156635) filed with the Securities and Exchange Commission on June 21, 2019)

4.4†	Form of Warrant Agent Agreement between the Registrant and the Warrant Agent

4.5†	Form of Warrant to be offered in this offering (included in Exhibit 4.4)

4.6†	Form of Representative’s Warrant

5.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

5.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the warrants being registered

8.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Grandall Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	Eighth Amended and Restated 2004 Stock Option Plan (incorporated herein by reference to Exhibit 8.1 to the Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 29, 2019)

10.2	Form of Employment Agreement between the Registrant and a Senior Executive Officer of the Registrant (incorporated by reference to Exhibit 10.3 from our Registration Statement on Form F-1 Amendment No. 1 (file no. 333-120810) filed with the Securities and Exchange Commission on November 30, 2004)

10.3	Form of Indemnification Agreement with the Registrant’s directors and executive officers (incorporated by reference to Exhibit 10.2 from our Registration Statement on Form F-1 Amendment No. 1 (file no. 333-120810) filed with the Securities and Exchange Commission on November 30, 2004)

10.4	Convertible Note and Warrant Purchase Agreement dated November 24, 2015 among the Registrant, Splendid Days Limited and the security providers listed on Schedule 1 attached thereto (incorporated by reference to Exhibit 4.23 from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 11, 2016)

10.5	Joint Venture Agreement dated March 24, 2019 between the Registrant and Faraday&Future Inc. (incorporated by reference to Exhibit 99.2 from our Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on March 25, 2019)

10.6	Translation of Exclusive Technical Service Agreement dated May 1, 2019 between Shanghai IT and Shanghai Hui Ling (incorporated by reference to Exhibit 4.8 from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2020)

10.7	Translation of Shareholder Voting Proxy Agreement dated May 1, 2019 among Shanghai Hui Ling, Wei Ji and Zhimin Lin (incorporated by reference to Exhibit 4.9 from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2020)

10.8	Translation of Equity Pledge Agreements dated May 1, 2019 between Shanghai Hui Ling and each of the shareholders of Shanghai IT (incorporated by reference to Exhibit 4.10 from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2020)

10.9	Translation of Exclusive Call Option Agreement dated May 1, 2019 among Shanghai Hui Ling, Wei Ji and Zhimin Lin (incorporated by reference to Exhibit 4.11 from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2020)

10.10	Translation of Loan Agreement dated May 1, 2019 among Shanghai Hui Ling, Wei Ji and Zhimin Lin (incorporated by reference to Exhibit 4.12 from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2020)

10.11	Amendment to Joint Venture Agreement dated June 23, 2019 between Faraday&Future Inc. and the Registrant (incorporated by reference to Exhibit 4.14 from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2020)

10.12	Second Amendment to Joint Venture Agreement dated July 31, 2019 between the Registrant and Faraday&Future Inc. (incorporated by reference to Exhibit 4.15 from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2020)

10.13	Third Amendment to Joint Venture Agreement dated September 17, 2019 between the Registrant and Faraday&Future Inc. (incorporated by reference to Exhibit 4.17 from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2020)

10.14	English Summary of Equity Transfer Agreement dated September 26, 2019 among Shanghai The9 Information Technology Co., Ltd., China The9 Interactive Limited and Kapler Pte. Ltd. (incorporated by reference to Exhibit 4.18 from our Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 30, 2020)

10.15†	Confidential Settlement Deed dated May 29, 2020 among the Registrant, Splendid Days Limited and other parties named therein

10.16**	Master Cooperation and Publishing Agreement dated September 18, 2020 between Voodoo and 9City Asia Limited

21.1†	List of Significant and Other Principal Subsidiaries and Affiliated Entity of the Registrant

23.1†	Consent of Grant Thornton, an independent registered public accounting firm

23.2†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3†	Consent of Grandall Law Firm (included in Exhibit 99.2)

23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2)

24.1†	Powers of Attorney (included on signature page)

99.1	Amended Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 11.1 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2005)

99.2†	Opinion of Grandall Law Firm regarding certain PRC law matters

*	Being filed with this registration statement.
**	Portions of this exhibit have been omitted for confidentiality purpose, previously filed.
†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on September 25, 2020.

The9 Limited

By:	/s/ Jun Zhu
Name:	Jun Zhu
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jun Zhu	Chairman of the Board of Directors and Chief Executive Officer	September 25, 2020
Jun Zhu	(Principal Executive Officer)

/s/ George Lai	Director and Chief Financial Officer	September 25, 2020
George Lai	(Principal Financial and Accounting Officer)

*	Director	September 25, 2020
Davin Alexander Mackenzie

*	Director	September 25, 2020
Kwok Keung Chau

*	Director	September 25, 2020
Ka Keung Yeung

*By:	/s/ Jun Zhu
Name: Jun Zhu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of The9 Limited has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on September 25, 2020.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director